Exhibit 99.1

January 29, 2014

Dow Reports Fourth Quarter and Full-Year Results
Delivers Earnings Per Share of $0.79 or $0.65 on an Adjusted Basis - up 97 Percent versus 4Q12,
Adjusted EBITDA Increases Nearly $500 Million, With Gains In All Operating Segments,
Adjusted EBITDA Margins Expand 300 Basis Points;

Company Achieves 31 Percent Year-Over-Year Adjusted Earnings Per Share Growth and
Record Cash Flow from Operations of $7.8 Billion in 2013

Fourth Quarter 2013 Highlights

•
The Company reported earnings of $0.79 per share, or $0.65 per share on an adjusted basis(1). This compares with a loss of $0.61 per share in the year-ago period, or earnings of $0.33 per share on an adjusted basis.

•
EBITDA(2) was $2.3 billion, or $2.1 billion on an adjusted basis(3), an increase of 31 percent versus the year-ago period with gains in every operating segment. Adjusted EBITDA margin(4) expanded more than 300 basis points, led by Performance Plastics, Performance Materials, and Coatings and Infrastructure Solutions.

•
Sales were $14.4 billion, up 3 percent versus the same quarter last year or up 4 percent on an adjusted basis(5). Sales increased in all operating segments, excluding Feedstocks and Energy. Gains were led by record fourth quarter revenue in Agricultural Sciences (up 13 percent), Coatings and Infrastructure Solutions (up 10 percent) and Performance Plastics (up 8 percent) on an adjusted basis.

•
Volume rose 2 percent, or 3 percent on an adjusted basis versus the same quarter last year. Gains were reported in most operating segments and geographic areas. Volume growth was led by emerging geographies, which increased 7 percent, driven by Latin America (up 13 percent). Volume gains were also reported in the United States (up 3 percent).

•
Price increased 1 percent, primarily due to gains in Performance Plastics (up 7 percent) and Performance Materials (up 1 percent) partially offset by declines in Feedstocks and Energy (down 6 percent).

•	The Company’s previously announced cost actions gained further traction in the quarter, enabling Dow to exceed its $500 million target for the year.

•
Cash flow from operations was $2.2 billion for the quarter, bringing full-year cash flow from operations to $7.8 billion. Excluding the K-Dow award, full-year cash flow from operations was a record $6 billion.

•
The Company reduced gross debt in the quarter nearly $660 million, bringing Dow’s net debt to EBITDA(6) to 1.4x and net debt to capitalization to 30 percent - both well below the Company’s historical average.

•
The Company demonstrated its ongoing commitment to shareholder remuneration, returning more than $550 million to shareholders in the quarter through declared dividends and share repurchases(7). For the full year, Dow has returned $1.8 billion to shareholders, representing a nearly 30 percent increase versus 2012.

(1)
“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of adjusted earnings per share to “Earnings per common share - diluted.”

(2)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income (Loss) Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(3)	Adjusted EBITDA is defined as EBITDA excluding the impact of “Certain Items.”

(4)	Adjusted EBITDA margin is defined as EBITDA excluding the impact of Certain Items as a percentage of reported sales.

(5)	“Adjusted sales” is defined as “Net Sales” excluding sales related to prior-period divestitures.

(6)
“Net debt to EBITDA” is defined as net debt divided by “Adjusted EBITDA.” Net debt equals total debt (“Notes Payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and cash equivalents.”

(7)
Declared dividends equals “Common stock dividends declared per share of common stock” times “Share count - diluted, excluding preferred stock conversion to common shares” as of December 31, 2013. Share repurchases equals the current period change in “Treasury stock at cost.”

Comment
Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“Dow’s fourth quarter and full-year performance is the result of successful execution against our stated goals and commitments throughout the year. We generated significant earnings growth, margin expansion and return on capital improvement through Dow-specific actions that gained momentum throughout 2013. Our focus in running a disciplined, integrated strategy, and managing our portfolio with targeted growth and productivity metrics by business and value chain was clearly evident in the quarter - demonstrated by the EBITDA gains we achieved across every operating segment.

“We also made consistent strides against our aggressive portfolio targets, illustrated by $850 million in proceeds from divestitures in 2013, coupled with the announced carve-out of $5 billion of commodity chemicals businesses. Our strategy and actions are delivering record cash flow and we remain squarely focused on increasingly rewarding shareholders, funding high-return organic growth projects and further enhancing our capital structure.”

2013 Full-Year Highlights

•
Dow reported full-year 2013 earnings of $3.68 per share, or $2.48 per share on an adjusted basis. This compares with prior-year earnings of $0.70 per share, or $1.90 per share on an adjusted basis - an increase of 31 percent versus 2012.

•
Sales were $57.1 billion, up 1 percent versus the prior year, or up 3 percent on an adjusted basis and excluding sales from Feedstocks and Energy. On an adjusted basis, sales gains were posted in all geographic areas excluding Europe, Middle East and Africa (EMEA). Emerging geographies represented 35 percent of total Company sales for the first time in Dow’s history.

•
EBITDA totaled $10.5 billion, or $8.4 billion on an adjusted basis. For the full year, Dow expanded adjusted EBITDA margin nearly 150 basis points. The largest gain was achieved by Performance Plastics, which expanded margins nearly 700 basis points as the Company extracted further value from both its technology differentiation advantages in key downstream markets such as packaging, as well as its feedstock integration advantage.

•	Equity earnings exceeded $1 billion, compared with $536 million in the year-ago period, or $698 million excluding certain items.

•	Dow accelerated its cost savings and portfolio management actions throughout the year, exceeding its goal to deliver $500 million in cost reductions and $850 million in proceeds from divestitures.

•
The Company delivered $7.8 billion of cash from operating activities in 2013, a $3.7 billion increase versus 2012. This includes final resolution and receipt of the $2.2 billion K-Dow arbitration cash award.

•	In 2013, Dow reduced gross debt by $3 billion and its interest expense by approximately $170 million.

	Three Months Ended
In millions, except per share amounts	Dec. 31, 2013	Dec. 31, 2012
Net Sales	$14,386	$13,917
Adjusted Sales	$14,386	$13,807

Net Income (Loss) Available for Common Stockholders	$963	$(716)
Net Income Available for Common Stockholders, excluding Certain Items	$793	$389

Earnings (Loss) per Common Share	$0.79	$(0.61)
Adjusted Earnings Per Share	$0.65	$0.33

	Twelve Months Ended
In millions, except per share amounts	Dec 31, 2013	Dec 31, 2012
Net Sales	$57,080	$56,786
Adjusted Sales	$57,080	$56,571

Net Income Available for Common Stockholders	$4,447	$842
Net Income Available for Common Stockholders, excluding Certain Items	$2,981	$2,249

Earnings per Common Share	$3.68	$0.70
Adjusted Earnings Per Share	$2.48	$1.90

Review of Fourth Quarter Results
The Dow Chemical Company (NYSE: DOW) reported sales of $14.4 billion in the fourth quarter, a 3 percent increase or up 4 percent on an adjusted basis. Sales increased in nearly all operating segments with record fourth quarter revenue in Agricultural Sciences (up 13 percent), Coatings and Infrastructure Solutions (up 10 percent) and Performance Plastics (up 8 percent) on an adjusted basis.
The Company reported a 2 percent increase in volume, or up 3 percent on an adjusted basis. Gains were reported in nearly all operating segments and geographic areas with volume growth led by emerging geographies and the United States.
Price increased 1 percent, with gains in Performance Plastics (up 7 percent) as well as an increase in Performance Materials (up 1 percent).
EBITDA for the quarter was $2.3 billion, or $2.1 billion on an adjusted basis, representing an increase of 31 percent versus the year-ago period driven by gains in every operating segment. Adjusted EBITDA margin expanded more than 300 basis points.
Dow reported earnings for the quarter of $0.79 per share, or $0.65 per share on an adjusted basis. This compares with a loss of $0.61 per share in the year-ago period, or earnings of $0.33 per share on an adjusted basis.
Research and Development (R&D) expenses and Selling, General and Administrative (SG&A) expenses together increased $111 million versus the year-ago period, due to increased spending in Agricultural Sciences and Company-wide employee performance-based compensation costs.

Certain Items in the quarter included a gain on the sale of the Polypropylene Licensing and Catalysts business, as well as a charge related to the early extinguishment of debt and a charge for asset impairments and related costs. (See Supplemental Information at the end of the release for a description of Certain Items affecting results.)
The Company reported equity earnings of $254 million or $264 million on an adjusted basis, compared with $44 million in the same quarter last year or $206 million on an adjusted basis. The increase was due primarily to improving global ethylene fundamentals and better results in Dow Corning.
The Company’s restructuring activities, announced in 2012, gained further traction in the quarter, enabling Dow to exceed its $500 million cost reduction target for the year.
Cash flow from operations was $2.2 billion for the quarter, bringing full-year cash flow from operations to $7.8 billion. Excluding the K-Dow award, full-year cash flow from operations was more than $6 billion, representing an all time record for the Company.
The Company’s debt reduction actions in the quarter further enhanced its balance sheet, bringing Dow’s net debt to EBITDA to 1.4x and net debt to capitalization to 30 percent - both well below the Company’s historical average.
Dow returned more than $550 million to shareholders in the quarter, demonstrating the Company’s ongoing commitment to shareholder remuneration.

Electronic and Functional Materials
Electronic and Functional Materials sales were $1.1 billion, up 3 percent versus the same quarter last year, driven by volume growth in Asia Pacific and North America. Consumer demand for brighter and more powerful mobile devices drove sales increases for OLED materials and Interconnect Technologies, more than offsetting slower foundry demand for Semiconductor Technologies and a weaker Japanese yen. Functional Materials reported broad-based sales gains across every geographic region led by North America. All businesses delivered sales increases led by demand growth in the home care and energy sectors.
Equity earnings for the segment were $31 million. This compares with $13 million in the fourth quarter of last year, or $21 million excluding certain items, with the increase driven primarily by Dow Corning. EBITDA was $226 million. This compares with EBITDA of $155 million or adjusted EBITDA of $211 million in the same quarter last year. Cost discipline and strong volume more than offset price declines, enabling the segment to drive EBITDA growth.

Coatings and Infrastructure Solutions
Sales increased in Coatings and Infrastructure Solutions to $1.7 billion, up 10 percent versus the prior year, with sales gains in North America, EMEA, and Asia Pacific driven by double-digit volume growth in each region.
Dow Coating Materials delivered its fourth consecutive quarter of sales growth. Strong demand in the architectural and industrial coatings markets drove both price and volume gains in the quarter. Performance Monomers delivered double-digit sales growth in all regions and businesses.
Dow Building and Construction reported higher sales due to increased demand in all regions. This was primarily driven by higher demand for cellulosics in EMEA and insulation products in North America.
Equity earnings were $38 million. This compares with equity losses of $46 million a year ago, or equity earnings of $35 million excluding certain items. EBITDA for the segment was $113 million. Adjusted EBITDA was $173 million, up 34 percent, due to improving market fundamentals coupled with cost discipline actions.

Agricultural Sciences
Agricultural Sciences reported record fourth quarter sales of $1.8 billion, up 13 percent versus the year-ago period. Sales gains were broad-based across all geographies, led by double-digit growth in Latin America and North America.
Fourth quarter Crop Protection sales rose 11 percent, driven by higher sales of herbicides in North America and Latin America, and higher sales of insecticides in Latin America. Sales of new crop protection products grew 23 percent, led by spinetoram insecticide. Full-year Crop Protection sales grew 10 percent.
Seeds, Traits and Oils (ST&O) sales were up 20 percent in the quarter due to gains in Latin America from increasing market demand for quality germplasm and stacked traits. Full-year ST&O sales grew 19 percent driven by strong farmer demand for SmartStax® corn hybrids including Powercore™ and Refuge Advanced®, and increased sales of soybeans.
EBITDA for the segment was a fourth quarter record of $177 million, up 13 percent from $156 million in the year-ago period.

Performance Materials
Sales in Performance Materials were $3.4 billion, up 1 percent versus the year-ago period with gains in North America, EMEA and Latin America. Volume was flat, while price rose 1 percent compared with the same quarter last year.
Polyglycols, Surfactants and Fluids experienced double-digit sales growth, driven by stronger demand for deicing fluids in North America. Dow Oil, Gas and Mining delivered sales growth on solid demand in the exploration market while capturing new projects in gas processing. Sales rose in Propylene Oxide/Propylene Glycol on healthy fundamentals in home and personal care products and additional production capability in Asia Pacific. Ongoing strength in transportation fundamentals and growth in structural adhesives drove continued year-on-year sales growth for Dow Automotive Systems. Collectively, these sales gains in the segment more than offset the volume declines in Epoxy due to ongoing industry competitive dynamics.
Equity losses for the quarter were $18 million versus losses of $25 million in the same quarter last year. The segment reported EBITDA of $398 million. Adjusted EBITDA was $421 million, compared with $267 million in the year-ago period.

Performance Plastics
Sales in Performance Plastics were $3.9 billion, up 5 percent compared with the same quarter last year. Excluding the impact of divestitures, sales were up 8 percent, with double-digit gains achieved in Latin America, North America, and Asia Pacific.
Dow Packaging and Specialty Plastics improved sales in all regions except Europe, which was primarily impacted by the previously announced shutdown of a facility in Tessenderlo, Belgium. Sales growth was driven by gains in the flexible food and specialty packaging, hygiene and medical, and pipe markets.
Dow Elastomers delivered record fourth quarter sales with 13 percent growth versus the same quarter last year. Solid demand in transportation markets, and hot melt adhesives for carton sealing and nonwoven markets fueled higher sales of ENGAGE™ and AFFINITY™ brands. Excluding the impact of divestitures, Dow Electrical and Telecommunications grew sales on solid demand from the telecommunications market in Asia Pacific.
Equity earnings for the segment were $80 million, up from $33 million in the year-ago period. EBITDA for the segment was $1.6 billion. Adjusted EBITDA was $1.2 billion, up 40 percent from the same period last year driven by broad-based pricing gains across all geographies.

®SmartStax multi-event technology developed by Dow AgroSciences LLC and Monsanto. SmartStax is a trademark of Monsanto Technology LLC.
Powercore™ multi-event technology developed by Dow AgroSciences LLC and Monsanto. Powercore™ is a trademark of Monsanto Technology LLC. ®Refuge Advanced is a trademark of Dow AgroSciences, LLC
™Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow.

Feedstocks and Energy
Sales in Feedstocks and Energy were $2.4 billion, down 6 percent versus the same period last year. Volume was flat while price declined by 6 percent, with the decrease primarily due to lower aromatic prices within Hydrocarbons. Chlor-Vinyl sales increased with price and volume gains in ethylene dichloride.
Equity earnings were $140 million, down from $152 million in the same quarter last year. EBITDA for the segment was $238 million. Adjusted EBITDA was $217 million, an increase from $193 million in the year-ago period.

Review of Results for 2013
For the full-year, Dow reported sales of $57.1 billion, up 1 percent versus the prior year, or up 3 percent on adjusted basis and excluding sales from Feedstocks and Energy. Sales gains were posted in all geographic areas excluding EMEA.
EBITDA for the full year totaled $10.5 billion, or $8.4 billion on an adjusted basis. The Company expanded EBITDA margins by nearly 150 basis points. The largest gain was achieved by Performance Plastics, which expanded margins nearly 700 basis points as the Company extracted further value from its feedstock integration advantage, and achieved significant gains due to its technology differentiation in key downstream markets such as packaging.
The Company reported equity earnings exceeding $1 billion, compared with $536 million in the year-ago period, or $698 million on an adjusted basis.
Dow reported full-year 2013 earnings of $3.68 per share, or $2.48 per share on an adjusted basis. This compares with prior-year earnings of $0.70 per share, or $1.90 per share on an adjusted basis.
Dow accelerated its cost savings and portfolio management actions throughout the year, exceeding its goal to deliver $500 million in cost reductions and divesting approximately $850 million in proceeds of non-strategic assets and businesses.
Certain Items in the year included a gain from the K-Dow arbitration, a gain on the sale of the Polypropylene Licensing & Catalysts business, as well as charges related to the early extinguishment of debt. (See Supplemental Information at the end of the release for a description of Certain Items affecting results.)
Research and Development (R&D) expenses and Selling, General and Administrative (SG&A) expenses together increased $202 million on a full-year basis due to increased spending in Agricultural Sciences and Company-wide employee performance-based compensation.
In 2013, the Company maintained its focus on lowering debt, reporting a gross debt reduction of $3 billion. In addition, year-over-year interest expense declined by approximately $170 million.

Outlook

Commenting on the Company’s outlook, Liveris said:
“We exceeded our goals in 2013 despite the challenging market conditions that existed throughout the year, and this is clear evidence of our ability to manage all aspects of our integrated business to generate strong financial performance in an uncertain world. While we are seeing positive trends in major economies as we enter 2014, global growth remains tentative, continuing to drive business uncertainty. Against this backdrop, we believe we are in a strong position to further enhance shareholder value.

“Our actions to improve return on capital, grow profitability and generate cash are accelerating as we go deeper into attractive end-use markets, exit complex but non-strategic assets and value chains, and maintain a strong focus on productivity metrics and cost controls.
“We will continue to allocate our capital carefully, focusing on highly-accretive growth projects, such as our new product launches in Dow AgroSciences, as well as investments on the U.S. Gulf Coast and in our Sadara joint venture, which reflect positive improvements in our already strong, low-cost positions and enhance our downstream, value-add franchises.
“Consistent with the last 12 months, our unrelenting focus in 2014 on these collective actions will continue to drive our earnings momentum and further increase value for our shareholders.”

Dow will host a live Webcast of its fourth quarter and full-year earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world's most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow's integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high growth sectors such as packaging, electronics, water, coatings and agriculture. In 2013, Dow had annual sales of more than $57 billion and employed approximately 53,000 people worldwide. The Company's more than 6,000 products are manufactured at 201 sites in 36 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.
Note: The forward‑looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
Net Sales	$14,386	$13,917	$57,080	$56,786
Cost of sales	12,068	11,939	47,594	47,792
Research and development expenses	477	463	1,747	1,708
Selling, general and administrative expenses	838	741	3,024	2,861
Amortization of intangibles (Note B)	117	117	461	478
Goodwill impairment loss (Note C)	—	220	—	220
Restructuring charges (credits) (Note D)	(22)	986	(22)	1,343
Equity in earnings of nonconsolidated affiliates (Note E)	254	44	1,034	536
Sundry income (expense) - net (Note F)	474	(50)	2,554	(27)
Interest income	12	15	41	41
Interest expense and amortization of debt discount	262	310	1,101	1,269
Income (Loss) Before Income Taxes	1,386	(850)	6,804	1,665
Provision (Credit) for income taxes (Note G)	358	(99)	1,988	565
Net Income (Loss)	1,028	(751)	4,816	1,100
Net income (loss) attributable to noncontrolling interests	(20)	(120)	29	(82)
Net Income (Loss) Attributable to The Dow Chemical Company	1,048	(631)	4,787	1,182
Preferred stock dividends	85	85	340	340
Net Income (Loss) Available for The Dow Chemical Company Common Stockholders	$963	$(716)	$4,447	$842

Per Common Share Data:
Earnings (Loss) per common share - basic	$0.80	$(0.61)	$3.72	$0.71
Earnings (Loss) per common share - diluted (Note H)	$0.79	$(0.61)	$3.68	$0.70

Common stock dividends declared per share of common stock	$0.32	$0.32	$1.28	$1.21
Weighted-average common shares outstanding - basic	1,190.1	1,175.6	1,186.2	1,169.7
Weighted-average common shares outstanding - diluted (Note H)	1,201.1	1,175.6	1,290.4	1,176.4

Depreciation	$533	$527	$2,051	$2,057
Capital Expenditures	$884	$1,009	$2,302	$2,614
See Notes to the Consolidated Financial Statements:

The Dow Chemical Company and Subsidiaries
Notes to the Consolidated Financial Statements

Note A: The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In the fourth quarter of 2013, the Company recognized a pretax charge of $3 million related to the impairment of intangible assets.

Note C: During the fourth quarter of 2012, the Company recorded a pretax charge of $220 million for a goodwill impairment loss related to the Dow Formulated Systems business unit.

Note D: During the fourth quarter of 2013, the Company recognized a pretax gain of $22 million for adjustments to contract cancellation fees and asbestos abatement costs related to the Company's 2012 Restructuring plans.

On March 27, 2012, the Company's Board of Directors approved a restructuring plan ("1Q12 Restructuring") as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program. The 1Q12 Restructuring plan includes the shutdown of a number of manufacturing facilities and a workforce reduction. As a result of these activities, the Company recorded pretax restructuring charges of $357 million in the first quarter of 2012 that included asset write-downs and write-offs, severance and costs associated with exit and disposal activities. In the fourth quarter of 2012, the Company recorded a pretax gain of $4 million for restructuring charge adjustments related to asset write-downs and contract cancellation fees.

On October 23, 2012, the Company's Board of Directors approved a restructuring plan ("4Q12 Restructuring") to advance the next stage of the Company's transformation and to address macroeconomic uncertainties. The 4Q12 Restructuring plan accelerates the Company's structural cost reduction program and will affect approximately 2,800 positions. The 4Q12 Restructuring plan also includes asset impairments related to the shutdown of 20 manufacturing facilities, the write-off of certain capital project spending and an impairment charge related to the write-down of Dow Kokam LLC's long-lived assets. As a result of these activities, the Company recorded pretax restructuring charges of $990 million in the fourth quarter of 2012 that included asset write-downs and write-offs, severance and costs associated with exit or disposal activities.

Note E: In the fourth quarter of 2013, the Company recognized a $10 million loss related to asset impairment charges at a formulated electrolytes manufacturing joint venture. In the fourth quarter of 2012, the Company recognized an $89 million loss related to the abandonment of a polycrystalline silicon plant expansion as well as restructuring charges incurred at Dow Corning Corporation, a nonconsolidated affiliate. In the fourth quarter of 2012, the Company also recorded a $73 million loss related to project development and other costs associated with Sadara Chemical Company, a nonconsolidated affiliate.

Note F: In the second quarter of 2013, the Company recognized a pretax gain of $2.161 billion related to damages awarded to the Company in the K-Dow arbitration proceeding,

In the fourth quarter of 2013, the Company recognized a pretax gain of $451 million related to the divestiture of the Dow Polypropylene Licensing and Catalysts business; a pretax gain of $87 million was recognized on the sale of a 7.5 percent ownership interest in Freeport LNG Development, L.P.; and a $26 million pretax gain was recognized on the sale of the Company's ownership interest in Dow Kokam LLC. In the fourth quarter of 2012, the Company recognized a pretax gain of $8 million related to post-closing adjustments on the sale of a contract manufacturing business.

In the fourth quarter of 2013, the Company recognized a pretax loss of $156 million on the early extinguishment of debt; a pretax loss of $110 million was recognized in the second quarter of 2013; and a pretax loss of $60 million was recognized in the first quarter of 2013. In the fourth quarter of 2012, the company recognized a pretax loss of $99 million on the early extinguishment of debt; a pretax loss of $24 million was recognized in the first quarter of 2012.

Note G: During the fourth quarter of 2013, the Company recognized a tax charge of $53 million for the accrual of additional penalties and interest related to court rulings on two separate matters; a tax charge of $223 million was recognized in the first quarter of 2013 related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.

Note H: During the second quarter of 2013, the Company recorded a gain related to the K-Dow arbitration, which significantly increased net income for the year ended December 31, 2013. As a result of the net income increase, the assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into potential shares of the Company's common stock is dilutive for the twelve-month period ended December 31, 2013. In accordance with U.S. GAAP, "Weighted-average common shares outstanding - diluted" increased by 96.8 million shares and "Net Income Attributable to The Dow Chemical Company" was used in the calculation of "Earnings per common share - diluted" for the twelve-month period ended December 31, 2013. See Supplementary Information for further details.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Dec 31, 2013	Dec 31, 2012
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2013: $147; 2012: $146)	$5,940	$4,318
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2013: $148; 2012: $121)	4,935	5,074
Other	4,712	4,605
Inventories	8,303	8,476
Deferred income tax assets - current	743	877
Other current assets	344	334
Total current assets	24,977	23,684
Investments
Investment in nonconsolidated affiliates	4,501	4,121
Other investments (investments carried at fair value - 2013: $2,056; 2012: $2,061)	2,541	2,565
Noncurrent receivables	365	313
Total investments	7,407	6,999
Property
Property	55,114	54,366
Less accumulated depreciation	37,660	36,846
Net property (variable interest entities restricted - 2013: $2,646; 2012: $2,554)	17,454	17,520
Other Assets
Goodwill	12,798	12,739
Other intangible assets (net of accumulated amortization - 2013: $3,270; 2012: $2,785)	4,314	4,711
Deferred income tax assets - noncurrent	1,964	3,333
Asbestos-related insurance receivables - noncurrent	86	155
Deferred charges and other assets	501	464
Total other assets	19,663	21,402
Total Assets	$69,501	$69,605
Liabilities and Equity
Current Liabilities
Notes payable	$443	$396
Long-term debt due within one year	697	672
Accounts payable:
Trade	4,590	5,010
Other	2,290	2,327
Income taxes payable	435	251
Deferred income tax liabilities - current	133	95
Dividends payable	467	86
Accrued and other current liabilities	2,916	2,656
Total current liabilities	11,971	11,493
Long-Term Debt (variable interest entities nonrecourse - 2013: $1,360; 2012: $1,406)	16,820	19,919
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	718	837
Pension and other postretirement benefits - noncurrent	8,176	11,459
Asbestos-related liabilities - noncurrent	434	530
Other noncurrent obligations	3,302	3,353
Total other noncurrent liabilities	12,630	16,179
Redeemable Noncontrolling Interest	156	147
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	3,054	3,008
Additional paid-in capital	3,928	3,281
Retained earnings	21,407	18,495
Accumulated other comprehensive loss	(4,827)	(7,516)
Unearned ESOP shares	(357)	(391)
Treasury stock at cost	(307)	—
The Dow Chemical Company’s stockholders’ equity	26,898	20,877
Noncontrolling interests	1,026	990
Total equity	27,924	21,867
Total Liabilities and Equity	$69,501	$69,605
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
Sales by operating segment
Electronic and Functional Materials	$1,130	$1,098	$4,591	$4,481
Coatings and Infrastructure Solutions	1,738	1,577	7,132	6,898
Agricultural Sciences	1,774	1,566	7,137	6,382
Performance Materials	3,391	3,355	13,415	13,608
Performance Plastics	3,855	3,677	14,645	14,479
Feedstocks and Energy	2,427	2,582	9,854	10,695
Corporate	71	62	306	243
Total	$14,386	$13,917	$57,080	$56,786
EBITDA (1) by operating segment
Electronic and Functional Materials	$226	$155	$1,040	$958
Coatings and Infrastructure Solutions	113	36	832	823
Agricultural Sciences	177	156	969	977
Performance Materials	398	(137)	1,436	1,036
Performance Plastics	1,617	803	4,549	3,018
Feedstocks and Energy	238	186	858	718
Corporate	(444)	(1,074)	861	(1,939)
Total	$2,325	$125	$10,545	$5,591
Certain items increasing (decreasing) EBITDA by operating segment (2)
Electronic and Functional Materials	$—	$(56)	$—	$(73)
Coatings and Infrastructure Solutions	(60)	(93)	(60)	(134)
Agricultural Sciences	—	—	—	—
Performance Materials	(23)	(404)	(23)	(590)
Performance Plastics	457	(26)	457	(26)
Feedstocks and Energy	21	(7)	21	(7)
Corporate	(172)	(895)	1,788	(1,032)
Total	$223	$(1,481)	$2,183	$(1,862)
EBITDA excluding certain items by operating segment
Electronic and Functional Materials	$226	$211	$1,040	$1,031
Coatings and Infrastructure Solutions	173	129	892	957
Agricultural Sciences	177	156	969	977
Performance Materials	421	267	1,459	1,626
Performance Plastics	1,160	829	4,092	3,044
Feedstocks and Energy	217	193	837	725
Corporate	(272)	(179)	(927)	(907)
Total	$2,102	$1,606	$8,362	$7,453
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Functional Materials	$31	$13	$112	$94
Coatings and Infrastructure Solutions	38	(46)	121	50
Agricultural Sciences	—	(2)	6	1
Performance Materials	(18)	(25)	(64)	(92)
Performance Plastics	80	33	359	134
Feedstocks and Energy	140	152	539	452
Corporate	(17)	(81)	(39)	(103)
Total	$254	$44	$1,034	$536

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income (Loss) Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income (Loss) Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
EBITDA	$2,325	$125	$10,545	$5,591
- Depreciation and amortization	689	680	2,681	2,698
+ Interest income	12	15	41	41
- Interest expense and amortization of debt discount	262	310	1,101	1,269
Income (Loss) Before Income Taxes	$1,386	$(850)	$6,804	$1,665
- Provision (Credit) for income taxes	358	(99)	1,988	565
- Net income (loss) attributable to noncontrolling interests	(20)	(120)	29	(82)
- Preferred stock dividends	85	85	340	340
Net Income (Loss) Available for The Dow Chemical Company Common Stockholders	$963	$(716)	$4,447	$842

(2)	See Supplemental Information for a description of certain items affecting results in 2013 and 2012.

Sales by Geographic Area

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
North America	$5,108	$4,814	$20,849	$20,294
Europe, Middle East and Africa	4,450	4,505	18,244	19,185
Asia Pacific	2,629	2,662	10,193	10,247
Latin America	2,199	1,936	7,794	7,060
Total	$14,386	$13,917	$57,080	$56,786
Continued

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Twelve Months Ended
	December 31, 2013			December 31, 2013
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	4%	(1)%	3%	4%	(2)%	2%
Coatings and Infrastructure Solutions	11	(1)	10	4	(1)	3
Agricultural Sciences	15	(2)	13	11	1	12
Performance Materials	—	1	1	(2)	—	(2)
Performance Plastics	(2)	7	5	(3)	4	1
Feedstocks and Energy	—	(6)	(6)	(5)	(3)	(8)
Total	2%	1%	3%	—%	1%	1%
North America	2%	4%	6%	1%	2%	3%
Europe, Middle East and Africa	—	(1)	(1)	(5)	—	(5)
Asia Pacific	—	(1)	(1)	1	(2)	(1)
Latin America	13	1	14	8	2	10
Total	2%	1%	3%	—%	1%	1%
Developed geographies	—%	1%	1%	(2)%	—%	(2)%
Emerging geographies (3)	7	1	8	4	1	5
Total	2%	1%	3%	—%	1%	1%

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Divestitures (4)

	Three Months Ended			Twelve Months Ended
	December 31, 2013			December 31, 2013
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	4%	(1)%	3%	4%	(2)%	2%
Coatings and Infrastructure Solutions	11	(1)	10	4	(1)	3
Agricultural Sciences	15	(2)	13	11	1	12
Performance Materials	—	1	1	(2)	—	(2)
Performance Plastics	1	7	8	(1)	4	3
Feedstocks and Energy	—	(6)	(6)	(5)	(3)	(8)
Total	3%	1%	4%	—%	1%	1%
North America	2%	4%	6%	1%	2%	3%
Europe, Middle East and Africa	—	(1)	(1)	(5)	—	(5)
Asia Pacific	4	(1)	3	4	(2)	2
Latin America	13	1	14	8	2	10
Total	3%	1%	4%	—%	1%	1%
Developed geographies	1%	1%	2%	(2)%	1%	(1)%
Emerging geographies (3)	7	1	8	5	1	6
Total	3%	1%	4%	—%	1%	1%

(3)	Emerging geographies includes Eastern Europe, Middle East, Africa, Latin America and Asia Pacific excluding Australia, Japan and New Zealand.

(4)	Excludes sales related to Nippon Unicar Company, Limited, which was divested on July 1, 2013.

Supplemental Information

Description of Certain Items Affecting Results:

The following table summarizes the impact of certain items recorded in the three-month periods ended December 31, 2013 and December 31, 2012:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
Adjusted to exclude certain items (non-GAAP measures)			$793	$389	$0.65	$0.33
Certain items:
Asset impairments and related costs	$(194)	$—	(132)	—	(0.11)	—
Restructuring plan implementation costs	(13)	(22)	(11)	(14)	(0.01)	(0.01)
Goodwill impairment	—	(220)	—	(220)	—	(0.19)
1Q12 Restructuring credits	16	4	16	7	0.01	—
4Q12 Restructuring (charge) credits	6	(990)	5	(671)	0.01	(0.57)
Charge related to Dow Corning restructuring and asset abandonment	—	(89)	—	(82)	—	(0.07)
Charge for Sadara related development and other costs	—	(73)	—	(70)	—	(0.06)
Gain on sale of Dow Polypropylene Licensing and Catalysts business	451	—	356	—	0.29	—
Gain on sale of a 7.5 percent ownership interest in Freeport LNG Development, L.P.	87	—	69	—	0.06	—
Gain on sale of ownership interest in Dow Kokam LLC	26	—	18	—	0.01	—
Gain on sale of contract manufacturing business	—	8	—	8	—	0.01
Loss on early extinguishment of debt	(156)	(99)	(98)	(63)	(0.08)	(0.05)
Uncertain tax position adjustments	—	—	(53)	—	(0.04)	—
Total certain items	$223	$(1,481)	$170	$(1,105)	$0.14	$(0.94)
Reported (GAAP amounts)			$963	$(716)	$0.79	$(0.61)

(1)	Impact on "Income (Loss) Before Income Taxes."

(2)	"Net Income (Loss) Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings (Loss) per common share - diluted."

The following table summarizes the impact of certain items recorded in the twelve-month periods ended December 31, 2013 and December 31, 2012:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
Adjusted to exclude certain items (non-GAAP measures) (4)			$2,981	$2,249	$2.48	$1.90
Certain items:
Asset impairments and related costs (4)	$(194)	$—	(132)	—	(0.11)	—
Restructuring plan implementation costs (4)	(44)	(22)	(32)	(14)	(0.03)	(0.01)
Goodwill impairment	—	(220)	—	(220)	—	(0.19)
1Q12 Restructuring (charge) credits (4)	16	(353)	16	(280)	0.01	(0.25)
4Q12 Restructuring (charge) credits (4)	6	(990)	5	(671)	0.01	(0.57)
Charge related to Dow Corning restructuring and asset abandonment	—	(89)	—	(82)	—	(0.07)
Charge for Sadara related development and other costs	—	(73)	—	(70)	—	(0.06)
Gain from K-Dow arbitration (4)	2,161	—	1,647	—	1.37	—
Gain on sale of Dow Polypropylene Licensing and Catalysts business (4)	451	—	356	—	0.29	—
Gain on sale of 7.5 percent ownership in Freeport LNG Development, L.P. (4)	87	—	69	—	0.06	—
Gain on sale of ownership interest in Dow Kokam LLC (4)	26	—	18	—	0.01	—
Gain on sale of a contract manufacturing business	—	8	—	8	—	0.01
Loss on early extinguishment of debt (4)	(326)	(123)	(205)	(78)	(0.17)	(0.06)
Adjustment of uncertain tax positions (4)	—	—	(276)	—	(0.23)	—
Total certain items (4)	$2,183	$(1,862)	$1,466	$(1,407)	$1.21	$(1.20)
Dilutive effect of assumed preferred stock conversion into shares of common stock					(0.01)	—
Reported (GAAP amounts) (5) (6)			$4,447	$842	$3.68	$0.70

(1)	Impact on "Income (Loss) Before Income Taxes."

(2)	"Net Income (Loss) Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings (Loss) per common share - diluted."

(4)
For the year ended December 31, 2013, conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock was excluded from the calculation of "Diluted earnings per share adjusted to exclude certain items" as well as the earnings per share impact of certain items because the effect of including them would have been antidilutive.

(5)
For the year ended December 31, 2013, an assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock was included in the calculation of diluted earnings per share (reported GAAP amount).

(6)
The Company used "Net Income (Loss) Attributable to The Dow Chemical Company" when calculating diluted earnings per share (reported GAAP amount) for the twelve-month period ended December 31, 2013, as it excludes preferred dividends of $340 million.

The following table presents diluted share counts for the three- and twelve-month periods ended December 31, 2013 and December 31, 2012, including the effect of an assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock:

Common Shares - Diluted	Three Months Ended		Twelve Months Ended
In millions	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
Share count - diluted, excluding preferred stock conversion to common shares	1,201.1	1,175.6	1,193.6	1,176.4
Potential common shares from assumed conversion of preferred stock, included in reported GAAP EPS calculation	N/A	N/A	96.8	N/A
Share count - diluted, including assumed preferred stock conversion to common shares	N/A	N/A	1,290.4	N/A

Results in the fourth quarter of 2013 were impacted by the following items:

•
Pretax charges of $194 million for asset impairments and related costs, including the shutdown of manufacturing facilities, in the Chlor-Alkali/Chlor-Vinyl business, Dow Building and Construction business, Dow Formulated Systems business, Dow Plastics Additives business, Epoxy business, and Corporate. The charges were included in "Cost of sales" ($181 million), "Amortization of intangibles" ($3 million) and "Equity in earnings of nonconsolidated affiliates" ($10 million) in the consolidated statements of income and reflected in Coatings and Infrastructure Solutions ($61 million), Performance Materials ($38 million), Feedstocks and Energy ($66 million) and Corporate ($29 million).

•
Pretax charges of $13 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" ($10 million), "Research and development expenses" ($2 million) and "Selling, general and administrative expenses" ($1 million) in the consolidated statements of income and reflected in Corporate.

•
Pretax gain of $16 million for adjustments to asbestos abatement costs and contract cancellation fees related to the 1Q12 Restructuring plan. The gain was included in "Restructuring charges (credits)" in the consolidated statements of income and reflected in Coatings and Infrastructure Solutions ($1 million) and Performance Materials ($15 million).

•
Pretax gain of $6 million for adjustments to contract cancellation fees related to the 4Q12 Restructuring plan. The gain was included in "Restructuring charges (credits)" in the consolidated statements of income and reflected in Performance Plastics.

•
A $451 million pretax gain on the December 2, 2013 divestiture of the Dow Polypropylene Licensing and Catalysts business, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Plastics.

•
Pretax gain of $87 million on the sale of a 7.5 percent ownership interest in Freeport LNG Development, L.P., included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Feedstocks and Energy.

•
Pretax gain of $26 million on the sale of the Company's ownership interest in Dow Kokam LLC, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $156 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•	A tax charge of $53 million for the accrual of additional penalties and interest related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.

Results in the fourth quarter of 2012 were impacted by the following items:

•
Pretax charges of $22 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" ($1 million) and "Selling, general and administrative expenses" ($21 million) in the consolidated statements of income and reflected in Corporate.

•
Pretax charge of $220 million for a goodwill impairment loss related to the Dow Formulated Systems reporting unit. The charge was included in "Goodwill impairment loss" in the consolidated statements of income and reflected in Performance Materials.

•
Pretax gain of $4 million ($7 million gain after tax) for adjustments to asset write-downs and contract cancellation fees related to the 1Q12 Restructuring plan. The gain was included in "Restructuring charges (credits)" in the consolidated statements of income and reflected in Coatings and Infrastructure Solutions.

•
Pretax restructuring charges of $990 million. On October 23, 2012, the Company's Board of Directors approved a restructuring plan ("4Q12 Restructuring") to advance the next stage of the Company's transformation and to address macroeconomic uncertainties. The 4Q12 Restructuring plan accelerates the Company's structural cost reduction program and will affect approximately 2,800 positions. The 4Q12 Restructuring plan also includes asset impairments related to the shutdown of 20 manufacturing facilities, the write-off of certain capital project spending and an impairment charge related to the write-down of Dow Kokam LLC's long-lived assets. As a result of these activities, the Company recorded pretax restructuring charges of $990 million in the fourth quarter of 2012 consisting of costs associated with exit and disposal activities of $39 million, severance costs of $375 million and costs associated with asset write-downs and write-offs of $576 million. The charges were included in "Restructuring charges (credits)" in the consolidated statements of income and reflected in the Company's segment results as follows: $48 million in Electronic and Functional Materials, $16 million in Coatings and Infrastructure Solutions, $192 million in Performance Materials, $26 million in Performance Plastics, $7 million in Feedstocks and Energy and $701 million in Corporate.

•
Pretax loss of $89 million related to the abandonment of a polycrystalline silicon plant expansion as well as restructuring charges incurred at Dow Corning Corporation, a nonconsolidated affiliate. The loss was included in "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and reflected in Electronic and Functional Materials ($8 million) and Coatings and Infrastructure Solutions ($81 million).

•
Pretax loss of $73 million related to expensed project development and other costs associated with Sadara Chemical Company, a nonconsolidated affiliate. The loss was included in "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and reflected in Corporate.

•
Pretax gain of $8 million related post-closing adjustments on the sale of a contract manufacturing business. The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials.

•	Pretax loss of $99 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

In addition to the items described above for the fourth quarter of 2013, results for the year ended December 31, 2013 were impacted by the following items:

•
Pretax charges of $31 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" ($30 million) and "Selling, general and administrative expenses" ($1 million) in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $170 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•
Pretax gain of $2.161 billion related to damages awarded to the Company in the K-Dow arbitration proceeding. The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•	A tax charge of $223 million related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.

In addition to the items described above for the fourth quarter of 2012, results for the year ended December 31, 2012 were impacted by the following items:

•
Pretax restructuring charges of $357 million. On March 27, 2012, the Company's Board of Directors approved a restructuring plan ("1Q12 Restructuring") as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program, initiated by the Company in the second quarter of 2011. The restructuring plan includes the shutdown of a number of manufacturing facilities and a workforce reduction. As a result of these activities, the Company recorded pretax restructuring charges of $357 million in the first quarter of 2012 consisting of costs associated with exit and disposal activities of $150 million, severance costs of $113 million and costs associated with asset write-downs and write-offs of $94 million. The impact of the charges was shown as "Restructuring charges (credits)" in the consolidated statements of income and reflected in the Company's segment results as follows: $17 million in Electronic and Functional Materials, $41 million in Coatings and Infrastructure Solutions, $186 million in Performance Materials and $113 million in Corporate.

•	Pretax loss of $24 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.